Exhibit 99.1

Bellicum Pharmaceuticals Provides Operational Update and Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2016

On track to complete enrollment in E.U. registration trials for BPX-501 and rimiducid this year

Reported updated clinical data with BPX-501 demonstrating rapid immune recovery and low rates of GvHD in children with blood cancers and orphan inherited blood disorders

Initiated clinical trials of controllable CAR T and TCR product candidates

Management to host conference call and webcast today at 5 p.m. Eastern

Houston, TX — March 13, 2017 — Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the fourth quarter and full year ended December 31, 2016.

“Bellicum had a productive 2016 marked by significant clinical and regulatory progress with our diverse pipeline of controllable cell therapies,” said Rick Fair, Bellicum’s President and Chief Executive Officer. “On the regulatory front, we clarified our path to approval with BPX-501 and rimiducid in Europe, and made substantial progress in dialogue with the FDA on the design of U.S. registration trials. In the clinic, we initiated two new programs late in 2016 with the first controllable CAR T and TCR candidates that incorporate our novel molecular switch technologies. These accomplishments, and continued enhancement of our technology platform, reinforce our belief that Bellicum is uniquely positioned to deliver important new cell therapies to patients.”

2016 PROGRAM HIGHLIGHTS AND CURRENT UPDATES

BPX-501:
Adjunct T-cell therapy, administered after allogeneic hematopoietic stem cell transplantation (HSCT) to support faster immune recovery, improved infection control, and reduced mortality and GvHD, being evaluated in blood cancers and orphan inherited blood disorders

•
The Company advanced discussions with the U.S. FDA on BPX-501’s path for product registration in the U.S. Bellicum expects to conduct separate clinical trials for nonmalignant and malignant pediatric patients in the haploidentical stem cell transplant setting, including a non-randomized clinical trial in patients with orphan inherited blood disorders and a controlled trial in patients with blood cancers. Further details remain under discussion, and the Company expects to finalize discussions with the FDA on both protocols in the second quarter of 2017.

•
In the fourth quarter, Bellicum completed protocol assistance with the European Medicines Agency (EMA), and continues to enroll patients in the BP-004 clinical trial to support E.U. product registration of BPX-501 and rimiducid. The Company will also conduct a comparator trial to evaluate outcomes of pediatric patients with malignant and nonmalignant diseases receiving a matched unrelated donor (MUD) HSCT. The primary endpoint is event-free survival at six months (with events defined as transplant-related or non-relapse mortality, severe GvHD, and serious infection). The Company expects both trials to be fully enrolled later this year and to submit Marketing Authorization Applications (MAAs) to the European Medicines Agency (EMA) by mid-2018.

•
Bellicum reported updated clinical data from the BP-004 clinical trial that are supportive of E.U. regulatory submission. Data presented at the BMT (Bone Marrow Transplant) Tandem Meetings last month showed that cumulative incidence of treatment-related mortality remained very low, with six-month and one-year survival rates of 98.4 percent and 97.2 percent, respectively. There were no serious adverse events associated with use of BPX-501 or rimiducid. For the subset of 73 patients with six months of follow-up, the patients had rapid immune reconstitution, including full recovery and normalization of T cells, B cells and immunoglobulins.

•
Bellicum was awarded $16.9 million to help fund a global clinical program with BPX-501 in adults with high- and intermediate-risk AML (acute myeloid leukemia) from the Cancer Prevention and Research Institute of Texas (CPRIT). The Company expects to initiate a clinical trial later this year that evaluates outcomes of patients who receive a haploidentical HSCT with the post-transplantation cyclophosphamide (PT/Cy) regimen with or without BPX-501.

•	BPX-501 and rimiducid received Orphan Drug Designations in the E.U. and U.S.

BPX-601:
Novel GoCAR-T product candidate designed with the proprietary iMC activation switch to improve efficacy

•
Bellicum has begun patient dosing in an initial Phase 1 clinical trial with BPX-601 in patients with nonresectable pancreatic cancer who test positive for prostate stem cell antigen (PSCA). BPX-601 is believed to be the first CAR T-cell product candidate to enter the clinic that is designed to enable control over the expansion and stimulation of the cells.

BPX-701:
High affinity T-cell receptor (TCR) product candidate designed with the CaspaCIDe® switch to improve safety

•
The Company initiated a Phase 1 clinical trial with BPX-701 in the U.S., initially in HLA-A2 positive patients with refractory or relapsed acute myeloid lymphoma (AML) and myelodysplastic syndromes (MDS) who test positive for preferentially-expressed antigen in melanoma (PRAME).

Preclinical Research:

•
Bellicum reported preclinical results with its GoCAR-T and GoTCR technologies at ASH 2016, demonstrating unique control of cell proliferation and persistence, which may improve outcomes in solid tumors.

•
The Company continues to advance a novel dual-switch technology, with both activation and safety switches, designed to manage the persistence and safety of tumor antigen-specific CAR T cells, with new preclinical data planned to be reported at the American Association of Clinical Research (AACR) annual meeting in April.

2016 AND RECENT CORPORATE UPDATES

•
Bellicum welcomed new Chief Executive Officer Rick Fair in preparation for the next phase of the Company’s growth. Mr. Fair joined Bellicum from Genentech/Roche, where he most recently served as Senior Vice President, Head of Oncology Global Product Strategy, and was responsible for the successful development and commercialization of multiple novel cancer therapies.

•
Bellicum expanded its research collaboration with Ospedale Pediatrico Bambino Gesù (OPBG) with its first partnered product candidate, an OPBG-designed, CaspaCIDe-enabled CD19 CAR, expected to enter the clinic in the second half of 2017 in patients with B-cell malignancies.

•
Bellicum and Adaptimmune entered a staged collaboration to develop next-generation T-cell therapies. The companies will evaluate the potential of Bellicum's GoTCR technology and Adaptimmune's affinity-optimized SPEAR® T cells to create enhanced TCR product candidates, with the option of progressing to a two-target co-development and co-commercialization phase.

•
The Company expanded its research collaboration with Leiden University Medical Center for discovery of natural high-affinity TCRs for several cancers. Bellicum will provide financial support to LUMC over a three-year term in exchange for the right to exclusively license any high-affinity TCRs discovered under the new agreement.

•
Bellicum made substantial progress toward completion of its U.S. cGMP cellular therapy and viral vector manufacturing facility in Houston, and has recently begun manufacturing BPX-501 clinical trial drug for U.S. centers. Bellicum expects to complete the remaining work in mid-2017.

ANTICIPATED 2017 MILESTONES
Bellicum expects to:

•	Finalize FDA discussions on the U.S. regulatory path for BPX-501 and rimiducid in the second quarter, and begin enrollment of U.S. registration trials during the second half of 2017

•	Complete enrollment into the European BP-004 and MUD comparator clinical trials this year, and prepare for the anticipated MAA filings for BPX-501 and rimiducid to the EMA by mid-2018

•	Update BP-004 clinical data at medical conferences in 2017, including the annual meetings of the European Hematology Association (EHA) and the American Society of Hematology (ASH)

•	Initiate the CPRIT-supported clinical trial of BPX-501 in adults with AML by year-end

•	Present preclinical data on Bellicum’s novel dual-switch technology at AACR in April

In addition, as part of its Bellicum partnership, OPBG is expected to initiate a Phase 1 clinical trial with a CaspaCIDe-enabled CD19 CAR in the second half of 2017 and report initial data in 2018.

Fourth Quarter and Full Year 2016 Financial Results

Cash Position and Guidance: Bellicum ended the year on December 31, 2016 with cash, restricted cash and investments totaling $113.4 million, compared to $150.4 million at December 31, 2015. In March 2017, Bellicum borrowed the final $10.0 million tranche under its agreement with Hercules Capital. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements through at least the first quarter of 2018. Projected cash outlays in 2017 include approximately $15 million for capital projects, primarily the completion of the buildout of in-house U.S. manufacturing facilities.

R&D Expenses: Research and development expenses were $15.1 million and $51.3 million for the fourth quarter and year ended December 31, 2016, respectively, compared to $10.2 million and $33.6 million during the comparable periods in 2015. The higher expenses in the 2016 periods were primarily due to an increase in BPX-501 clinical and manufacturing costs as a result of increased patient enrollment in clinical trials, an increase in costs related to BPX-601 and BPX-701 which entered the clinic in late 2016, and an increase in general research and development costs including personnel costs, and allocated overhead costs.

License fees were $0.3 million and $0.6 million for the fourth quarter and year ended December 31, 2016, respectively, compared to $3.0 million and $3.2 million for the comparable periods in 2015. The 2015 license fees were primarily due to a new license agreement with Agensys, an affiliate of Astellas, as consideration for rights granted to Bellicum under an agreement related to the BPX-601 product candidate, whereby Agensys was paid a non-refundable upfront fee of $3.0 million.

G&A Expenses: General and administrative expenses were $4.2 million and $16.9 million for the fourth quarter and year ended December 31, 2016, respectively, compared to $3.8 million and $12.7 million during the comparable periods in 2015. The increased G&A expenses in 2016 were primarily due to overall growth and public company related costs, including an increase in personnel, legal and accounting expenses and costs related to facilities, insurance and travel.

Net Loss: Bellicum reported a net loss of $19.9 million for the fourth quarter of 2016 and $69.2 million for the year ended December 31, 2016, compared to a net loss of $16.8 million and $48.5 million for the comparable periods in 2015. The results included non-cash, share-based compensation charges of $3.1 million and $12.3 million for the fourth quarter and year ended December 31, 2016, respectively, and $2.5 million and $8.4 million for the comparable periods in 2015.
Shares Outstanding:
At December 31, 2016, Bellicum had 27,155,565 shares of common stock outstanding.

Conference Call and Webcast

Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results. To access the call, participants should dial 877-407-3103 (domestic) and 201-493-6791 (international) at least 10 minutes prior to the start of the call. The event will be webcast live and can also be accessed in the Investors & Media section of bellicum.com. An archived version of the webcast will also be available for replay in the Investors & Media section of the Bellicum website for at least two weeks following the call.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

About BPX-501
BPX-501 is an adjunct T-cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD occur. This enables physicians to more safely perform stem cell transplants by adding back BPX-501 engineered T cells to speed immune reconstitution and provide control over viral infections, without unacceptable risk of uncontrollable GvHD. The ongoing BP-004 Phase 1/2 clinical trial of BPX-501 is being conducted at transplant centers in the U.S. and Europe with pediatric patients with blood cancers and orphan inherited blood disorders.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to BPX-501, rimiducid, CaspaCIDe, dual switch, CAR-T and TCR programs; the effectiveness of BPX-501, its possible range of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including comparator trials; the rate and progress of enrollment in our clinical trials for BPX-501, BPX-701 and BPX-601, including our planned registration trials for BPX-501 and rimiducid; the presentation of our data at scientific meetings; the timing of regulatory filings for BPX-501 and rimiducid; our research and development activities relating to our GoCAR-T and GoTCR technologies; the timing and success of our collaborations, including with OPBG, Leiden and Adaptimmune; our expectations regarding our cash position and receipt of the CPRIT grant funds; and the success of our manufacturing expansion. Various factors may cause differences between Bellicum’ s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’ s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2016. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com

BELLICUM PHARMACEUTICALS, INC.
Condensed Balance Sheets
(in thousands)

			December 31, 2016	December 31, 2015

Current Assets:
Cash and cash equivalents			$33,140	$70,241
Investment securities, available-for-sale - short-term			70,632	23,820
Receivables and other current assets			1,838	2,829

Non-Current Assets:
Investment securities, available-for-sale, long-term			—	56,304
Property and equipment, net			16,504	6,882
Restricted cash			9,640	—
Other assets, net			283	330
Total assets			$132,037	$160,406

Current Liabilities:
Accounts payable and other accrued liabilities			12,986	7,186
Current maturity of long term debt			1,787	—
Other current liabilities			340	259

Long-Term Liabilities:
Other liabilities, net of current portion			20,350	944

Total Stockholders' Equity			96,574	152,017
Total liabilities and stockholders' equity			$132,037	$160,406

BELLICUM PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Grant Revenues	$81	$34	$388	$282

Operating Expenses:
Research and development	15,084	10,223	51,263	33,561
License costs	300	3,000	580	3,184
General and administrative	4,210	3,816	16,925	12,672
Total operating expenses	19,594	17,039	68,768	49,417
Operating loss	(19,513)	(17,005)	(68,380)	(49,135)

Change in fair value of warrant liability	—	—	—	—
Interest and other income (expense), net	(425)	157	(861)	587
Net loss attributable to common shareholders	$(19,938)	$(16,848)	$(69,241)	$(48,548)

Net loss per share attributable to common shareholders, basic and diluted	$(0.74)	$(0.63)	$(2.57)	$(1.84)

Weighted-average common shares outstanding, basic and diluted	27,043,002	26,770,194	26,950,906	26,346,603